SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2012

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Suite 400, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2012, the Compensation Committee of the Board of Directors of ParkerVision, Inc. (the “Committee”) awarded stock options and restricted stock units (“RSUs”) to each of the Company’s named executive officers.  Mr. Jeffrey Parker, Chief Executive Officer, was awarded 600,000 stock options and 300,000 RSUs; Mr. David Sorrells, Chief Technology Officer, was awarded 300,000 stock options and 200,000 RSUs; Mr. John Stuckey, Executive Vice President and Ms. Cindy Poehlman, Chief Financial Officer were each awarded 125,000 stock options and 75,000 RSUs.  These equity awards were issued under the 2011 Long-Term Incentive Equity Plan.   The stock option awards have an exercise price of $2.83 per share, the closing price of the Company’s common stock on the award date.  The option awards vest in eight equal quarterly installments beginning October 15, 2012, and expire on July 15, 2019.  The RSU awards vest in a single installment on July 15, 2015.  The equity awards have provisions for acceleration of all or a portion of the award in the event of a change in control.

In addition, on July 16, 2012, the Board of Directors, at the recommendation of the Committee, awarded 185,000 share options to each of its non-employee directors: Messrs. William Hightower, John Metcalf, Robert Sterne, Nam Suh and Papken der Torossian. These equity awards were issued under the 2011 Long-Term Incentive Equity Plan and the 2000 Stock Performance Plan.  The stock option awards have an exercise price of $2.83 per share, vest in eight equal quarterly increments beginning October 15, 2012, and expire on July 15, 2019.   The equity awards have provisions for acceleration of all or a portion of the award in the event of a change in control.

The equity awards for executives and directors were recommended by the Committee following an analysis, prepared by an independent compensation consultant engaged by the Committee, of the equity holdings of the Company’s executives and non-employee directors in comparison to an industry peer group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 18, 2012

By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

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